Exhibit 10.1



                    FIRST MODIFICATION TO PURCHASE CONTRACT

        This Modification to Purchase Contract ("Modification") is made and entered into this 17th day of April 1997 between Cornerstone Realty Group, Inc. ("Purchaser") and Summit Properties Partnership, L.P. d/b/a Summit Properties Partnership, Limited Partnership ("Seller").

        WHEREAS, Purchaser and Seller entered into an Agreement of Sale dated the 17th day of April 1997 ("Agreement"); and

        WHEREAS, Purchaser and Seller now desire to modify and amend the Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, Seller and Purchaser agree as follows:

        1. All terms not specifically defined herein shall have the same meaning as ascribed to them in the Agreement.

        2. Par. 7.1, Closing, is hereby deleted and replaced with the following:

        "Closing will be held no later than thirty (30) days after the completion of the Inspection Period at such place and at such time as the parties may agree. In the event that Seller cannot transfer title on the date set forth herein, solely as a result of the failure of the current mortgage holder to timely permit such transfer, then Purchaser shall have the option as its sole remedy to either extend the closing date or terminate this Agreement and Seller shall return the deposit to the Purchaser."

        3. Par. 7.2(H) is hereby amended to add to the existing paragraph the following:

        "provided, the right to use the name "Summit" and any logos, trade marks, service marks or brochures or marketing information containing any of the foregoing shall not be included within the Property and will not be transferred to Purchaser. Purchaser covenants and agrees not to use in any manner the name "Summit"; provided, however, Seller shall provide Purchaser the period expiring thirty (30) days following Closing within which to remove any existing signage bearing the name "Summit" from the Property and to provide for the replacement of brochures and marketing information bearing the name "Summit" with those prepared by Purchaser which shall not bear the name "Summit". If any

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signage, brochures, marketing information or otherwise bearing the name "Summit"
shall not have been removed or remain in use following the expiration of such thirty (30) day period, Seller shall be permitted to enter upon the Property following prior notice (but without unreasonable disruption to the business of Purchaser thereon or to tenants of the Property) to remove such signage, brochures, marketing information or otherwise bearing the name "Summit".

        4. Except as herein modified, the terms and provisions of the Agreement shall remain in full force and effect.

        5. In the event there is any conflict in the terms of this Modification and the terms of the Agreement, the terms of this Modification shall govern.

        6. This Modification may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together will constitute one agreement between the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this agreement on the date first above written.

                                       CORNERSTONE REALTY GROUP, INC.
                                       a Virginia Corporation

                                       By: /s/ S. J. Olander
                                       ---------------------
                                       Name: S. J. Olander
                                       Its: Senior Vice President

                                       SUMMIT PROPERTIES PARTNERSHIP, L.P.
                                       d/b/a SUMMIT PROPERTIES PARTNERSHIP,
                                             LIMITED PARTNERSHIP
                                       By:   SUMMIT PROPERTIES REAL ESTATE INC.

                                       By: /s/ Michael G. Malone
                                           ---------------------
                                       Name: Michael G. Malone
                                       Its:  Vice President

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                               PURCHASE CONTRACT

        THIS AGREEMENT made and entered into this 17th day of April 1997, between CORNERSTONE REALTY GROUP INC. or its nominee, (hereinafter called "Purchaser") and SUMMIT PROPERTIES PARTNERSHIP, L.P., a Delaware limited partnership, d/b/a SUMMIT PROPERTIES PARTNERSHIP, LIMITED PARTNERSHIP, (hereinafter called "Seller").

                                   ARTICLE I
                                  THE PROPERTY

        1.1 Sale of Property. Seller agrees to sell and convey, and Purchaser agrees to purchase, Seller's real property known as SUMMIT CHARLESTON APARTMENTS located in CHARLOTTE, NC, with all buildings and improvements located thereon, as more particularly described in the attached legal description in Exhibit A including, but not limited to 214 individually heated and air conditioned apartment units, with all appurtenances, together with all appliances, drapes, carpeting, shrubbery and all other personal property used in connection with the premises, including, the inventory of personal property to be supplied by Seller and attached hereto as Exhibit B (all such real and personal property hereinafter collectively referred to as the "Property" unless the context clearly indicates otherwise).

                                   ARTICLE II
                           PAYMENT OF PURCHASE PRICE

        2.1 Purchase Price. The total purchase price shall be NINE MILLION FOUR HUNDRED SEVENTY FIVE THOUSAND ($9,475,000) DOLLARS as evidenced by cash or cash equivalent at closing.

        2.2 Deposit. ONE HUNDRED THOUSAND ($100,000) DOLLARS payable as follows:

              (i) FIFTY THOUSAND ($50,000) DOLLARS upon the execution of this Agreement by both parties, and

              (ii) FIFTY THOUSAND ($50,000) DOLLARS at the end of the "Inspection Period" described in Article VI below.

Said ONE HUNDRED THOUSAND ($100,000) DOLLARS deposit shall be placed in escrow with TitleCompany of North Carolina or its authorized agent as an earnest money deposit which may be credited against the purchase price or applied as per
Article XI below.

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                                  ARTICLE III
                                 TITLE MATTERS

        3.1 Marketable Title. (A) Seller, shall convey good and marketable title by Special Warranty Deed, subject only to general taxes for the current year not yet due and payable and utility easements and other matters of record which do not interfere with the present use of the Property, or which are not objected to by Purchaser pursuant to Section 3.2.

              (B) Title shall be free from any and all liens or mortgages and Seller shall be responsible for any prepayment penalties necessary to deliver such free title.

        3.2 Title Defects; Election to Cure. Seller shall furnish to Purchaser a commitment for Title Insurance, (the "Commitment"). If title is not marketable, except as stated above in the preceding paragraph, Purchaser shall give written notice of any defects in title to Seller's counsel within the earlier of the end of the Inspection Period or fifteen (15) days after Purchaser's receipt of the Commitment which report shall include copies of backup documents relating to any title exceptions, a current survey, a flood zone certification letter and a Surveyor's Certification letter. Seller may, at its option, elect whether to cure said defects or by written notice to Purchaser indicate its intention not to cure. The Commitment shall be furnished without cost to Purchaser, except and unless Purchaser obtains a policy.

        3.3 Election Not to Cure Defects. Should Seller elect not to cure title defects, this Agreement, at Purchaser's option, shall be void; each party shall thereupon be released from all obligations hereunder; and all deposits shall be immediately returned to Purchaser.

        3.4 Notwithstanding anything to the contrary set forth herein, Purchaser shall be required to object to any matters or conditions relating to the Property, including, without limitation, those matters or conditions described in Section 3.2, 6.1(A), 6.1(F), 6.1(G) and 6.2, on or prior to the period which expires thirty (30) days from the date of this Agreement (the "Inspection Period") or such right, and any right of Purchaser to terminate hereunder with respect to such matters or conditions existing as of the expiration of the Inspection Period shall be deemed waived.

                                   ARTICLE IV
                                   PRORATIONS

        4.1 Income and Expense Allocations. The following shall be prorated to the day of the closing: rents and other income from the Property; operating expenses (on such service contracts and other obligations as Purchaser may agree to assume);

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and general and real property taxes and personal and business property taxes, if any, for the year of closing (based on the most recent assessment and the most recent levy).

        4.2 Closing Costs. Purchaser and Seller shall pay their customary share of all taxes, recording fees, if any, imposed on the Deed, or any other documents executed in connection with the transfer of the Property. Purchaser agrees to pay cost of title insurance, including search and examination fees, and the cost of its inspections, audit, reports, surveys and other due diligence review. Seller shall pay any prepayment penalty charged by the holders of any existing notes.

        4.3 Allocation of Rents. Rents collected by Seller prior to closing shall be prorated as agreed in 4.1 above. Purchaser shall apply rents received after Closing first to payment of the current rent due to Purchaser, then to delinquent rents due to Purchaser, and last to rents due to Seller as of the Closing but uncollected prior to settlement. Purchaser agrees to use its best efforts in good faith to collect the amount of any rental arrears from tenants and Purchaser agrees to remit promptly to Seller any such arrears actually paid by such tenants to Purchaser. Seller shall retain the right to commence legal action against a tenant for any delinquent rent apportioned to the Seller.

        4.4 Prior Lease Concessions. Seller shall pay to Purchaser, in a lump sum at closing, all future monetary concessions which Seller has given to tenants under leases existing at the time of closing.

                                   ARTICLE V
                           POSSESSION OF THE PROPERTY

        5.1 Possession. Possession of the Property shall be delivered to Purchaser at closing, subject to the rights of the tenants under existing leases and rental agreements.

                                   ARTICLE VI
                        CONDITIONS PRECEDENT TO CLOSING

        6.1 Conditions Precedent. Purchaser's obligation to purchase shall be subject to and contingent upon the satisfaction of the following conditions precedent:

              (A) Receipt by Purchaser of an engineering report of building and site conditions, satisfactory to Purchaser in its sole discretion, said report to include in part, a description of any hazardous waste sites, hazardous wastes and/or hazardous materials affecting the property. Purchaser may during the Inspection Period review the reports set forth herein and exercise its right to reject the Property based thereon or the right hereunder shall be deemed waived.

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              (B) The receipt by Purchaser of Seller documents described in 7.2 below.

              (C) On the condition that Sellers representations and warranties described in Article VIII below remain true and correct.

              (D) On the condition that there have been no material or adverse changes to the Property or leases.

              (E) Seller acknowledges that Purchaser is a public entity and that it is required to furnish financial statements to the Securities and Exchange Commission in connection with this acquisition. Seller agrees to make the information available for Purchaser to audit the last 12 months of operation of the Property so that a report can be generated that is in compliance with accounting Regulation S-X of the Securities and Exchange Commission.

              (F) Survey which shall show no encroachments onto the Land from any adjacent property, no encroachments by or from the Land onto adjacent property and no violation of or encroachments upon any recorded building lines, restrictions or easements affecting the Property. If the Survey discloses any such encroachment or violation, Seller shall have thirty (30) days from the date of Purchaser's objections prior to the end of the Inspection Period as to any such matters disclosed on the Survey (with a commensurate extension of the closing date) to have the Title Insurer issue its endorsement insuring against damage caused by such encroachment or violation and to provide evidence thereof to Purchaser, and if Seller fails to or is unable to have the same insured against within such thirty (30) day period, Purchaser may elect, on or before the closing date, to (i) terminate this Agreement (in which case the Earnest Money shall be returned to Purchaser) and neither party shall have any further liability or obligation to the other hereunder, other than any indeminification obligations set forth herein, or (ii) accept the property subject to any such encroachment or violation.

              (G) Evidence satisfactory to Purchaser that all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the normal use and operation of the Property are and at the time of closing will be installed to the property line, are and at the time of closing will be connected pursuant to valid permits, and are and at the time of closing adequate to service the Property and to permit full compliance with all requirements of law and normal usage of the Property by the tenants thereof and their licensees and invitees.

        6.2 Inspection. This Agreement shall be further subject to and contingent upon Purchaser's satisfactory inspection as follows herein below.

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        6.2.1 Preparation for Inspection. At the execution of this Agreement,
Seller shall deliver to Purchaser copies of the following: The current rent roll for the Property; detailed statements of income and expenses with respect to the Property for the past two years; the most recent tax bills for the Property; utility bills for the Property for the twelve (12) months previous to the date hereof; all insurance policies applicable to the Property to include loss runs for the last five (5) years; Plans and Specifications for the Property, service contracts, Certificates of Occupancy, to the extent reasonably available; a copy of the title policy and most recent survey for the Property. A copy of any environmental or engineering reports on the property. All documents delivered by Seller shall be certified as being actual records of the Seller or reports that were received in the due course of business and relied upon.

        6.2.2 Inspection of Books and Records; Access. Upon receipt by Purchaser of all documents requested in the paragraph above, Purchaser, its employees, agents and contractors shall be permitted to enter upon the Property subject to the rights of the tenants during normal business hours for the purpose of making physical inspections thereof, including but not limited to roofs, heating, cooling, electrical and plumbing systems, swimming pool, appliances, and structural elements of the buildings. Upon the conclusion of the Inspection Period this contract shall be deemed to be a firm agreement of purchase and sale binding the parties hereto, except as it may be terminated by other provisions and conditions contained herein. It is agreed that unless the parties specifically extend any dates herein, this Paragraph is subject to the terms and conditions of Paragraph 3.4.

        6.2.3 Indemnification. Purchaser agrees to indemnify and hold Seller harmless from any damages, liability, loss, cost, expense, causes of action and liens arising from Purchaser's inspection of the Property. Purchaser shall restore any damages caused by any tests, studies or inspections performed by or on behalf of Purchaser. This indemnification obligation shall survive closing or the termination of this Agreement.

        6.2.4 Right of Termination During Inspection Period. Purchaser shall also be permitted to review all original leases, expense records, tenant cards and occupancy data available. If Purchaser is not satisfied, in its sole and exclusive discretion, with the state of maintenance and repair of the Property or the rents, occupancy or expenses of the Property, then notwithstanding anything contained herein to the contrary, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller before the end of the Inspection Period, and no party hereto shall have any further liability to any other party hereto, other than any indemnification obligations set forth herein, and all deposits shall be returned to Purchaser.

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        6.2.5 "Rent Ready". During the "Inspection Period", both Seller and
Purchaser will inspect an apartment unit at the Property and mutually agree that said apartment shall be representative of a "rent ready" unit by which all other units shall be judged for "rent ready" condition at closing; provided, however, Purchaser and Seller agree that "rent ready" shall be determined based on the general operating condition of the unit and habitability thereof and not as to the quality or age of fixtures or finish. All apartment units vacant or vacated at least five (5) days prior to closing shall be in a "rent ready" condition (as defined above), at the time of closing, containing, but not limited to the following amenities, i.e., carpet, refrigerator, range, garbage disposal, heating, plumbing and electrical systems, to the extent the same are provided by Seller in such unit or units as part of Seller's standard rent package. However, for any units vacated prior to closing for less than five (5) days, which are not in a "rent ready" condition, Seller shall give to Purchaser an allowance in the amount of $200 per Unit, which is to compensate for cleaning and painting. In the event that there is additional damage (carpet needs replacement and/or missing equipment), to any Units vacated prior to closing for less than five (5) days, the parties shall agree to a proper compensation as to the damage to such Units and Purchaser shall be entitled to a credit against the Purchase Price in the amount of the agreed upon compensation at closing.

        6.2.6 Condition of Personal Property at Closing. All personal property included in the sale and all mechanical, electrical, heating, air conditioning, sewer, water and plumbing systems will be in the same working order at the time of closing and in the same condition as at the time of the expiration of the Inspection Period. If Seller fails to make reasonable efforts to conserve the property, Purchaser shall have the option of waiving such requirement, in writing, and proceeding to closing, or Purchaser may void this Agreement and obtain a prompt return of its deposit.

                                  ARTICLE VII
                                    CLOSING

        7.1 Closing. Closing will be held no later than thirty (30) days after the completion of the Inspection Period at such place and at such time as the parties may agree. In the event that Seller cannot transfer title on the date set forth herein, Purchaser shall have the option to extend the closing date or terminate this Agreement and Seller shall return the deposit to the Purchaser.

        7.2 Seller's Deliveries. At closing, Seller shall execute and deliver to Purchaser the Special Warranty Deed referred to in Paragraph 3 hereof and shall also execute, where necessary, and deliver to Purchaser, the following:

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              (A) Bill of Sale, with warranty of title transferring the personal property (as shown in Schedule B) to Purchaser free of all liens, charges and encumbrances.

              (B) Originals or copies of all signed leases and rental agreements in effect with tenants of the Property.

              (C) All security deposits made by such tenants. Seller will give the tenants the required notice of such transfer in compliance with the laws of North Carolina.

              (D) An affidavit of Seller in such form as will cause the Title Company to omit from the title insurance policy the exclusion relating to unrecorded mechanic's and materialmen's liens.

              (E) A rent roll certified by Seller to be true and correct as of the date of closing showing the name of, and the amount of monthly rental payable, by each tenant of the Property, the apartment occupied by the tenant, the date to which rent has been paid, any advance payment of rent, and the amount of any escrow, or security deposit of tenant.

              (F) An affidavit of Seller that to the best of its information and belief there are, on the date of closing, no unsatisfied judgments, creditor's claims, tax liens, or pending bankruptcies involving Seller.

              (G) Seller shall provide to Purchaser's satisfaction, a report from a licensed extermination contractor, who is regularly engaged in the business of pest control, that all buildings are free from any termite or other wood-boring insect infestation. Said report shall be dated within 30 days from the Effective Date of this Agreement bearing the contractor's name, contractors license number, the signature of the party authorized to sign for the contractor and the date of the inspection. Should damage exist, Seller shall, subject to the following sentence, proceed to have any corrective work completed prior to closing. Seller's obligation to undertake any corrective work shall be limited to its expenditure of out-of-pocket costs and expenses not exceeding $5,000, and, if such costs are reasonably estimated by the contractor preparing the report to exceed $5,000, Seller shall not be obligated to undertake any such corrective work and Purchaser may, if Seller elects not to undertake such work, terminate this Agreement or proceed to settlement and have $5,000 deducted from Seller's proceeds; provided, however, if Seller undertakes such work, Purchaser's offset right shall be reduced by the actual out of-pocket costs and expenses paid or incurred by Seller up to and including $5,000. If Purchaser elects to close, Purchaser shall be responsible for all costs related to such corrective work in excess of $5,000. Seller shall promptly return Purchaser's deposit upon such termination.

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              (H) Assignments of all Seller's interest in the following: (1) all assignable licenses, and permits relating to the operation of the Property, (2) the leases and rental agreements with tenants of the Property, and (3) the existing Property telephone number.

              (I) Assignments of all warranties and guarantees to the extent such are still in effect and are assignable and provide Purchaser with copies of all such warranties and guarantees without limitation for all appliances, dishwashers, disposals, refrigerators, heating and air conditioning units, washers and dryers.

              (J) Consent of the Seller's authorized officer to the sale of the Property and any other approvals required under Seller's articles or by-laws, which may affect Seller's ability to convey marketable title.

              (K) Satisfactory evidence of the power and authority of Seller to enter into and consummate this agreement, including but not limited to:

                (i) An opinion of Seller's counsel, in a form satisfactory to Purchaser, stating that:

                        (a) The individual(s) executing the deed and related documents are duly authorized to do all such acts as are necessary to consummate this sale, without further consent of any other party.

                        (b) That the partner or officer can bind the Partnership or Corporation.

              (L) Seller shall provide a satisfactory and valid written termination of the management agreement executed by the existing management and rental agent for the Property, without cost to the Purchaser.

              (M) A notice letter to all the residents of the apartment complex as to change of ownership in the form prepared by the Purchaser.

              (N) All such other documents as are normally transferred at settlement in the jurisdiction in which the property is located or are reasonably requested by Purchaser or its counsel.

              (O) A representation letter as normally required by auditors for a public company in the form attached hereto as Exhibit C. This clause shall survive closing for one year.

        7.3 Purchaser's Deliveries. At closing and contemporaneously with the Seller's compliance with the provisions of Section 7.2, Purchaser shall.

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              (A) Pay to Seller the cash portion of the purchase price, adjusted for the prorations herein provided for in Article IV.

              (B) Execute and deliver an assumption of obligations under leases, securities, any contracts which may be accepted by the Purchaser and any other obligations specifically set forth herein.

              (C) Deliver to the Seller a resolution of the Purchaser that:

                (i) This Agreement has been duly authorized, executed and delivered by the Purchaser and is a valid and binding agreement of Purchaser, and

                (ii) Purchaser has complete unrestricted power to buy the Property from the Seller and to execute any documents required to effectuate the transfer.

              (D) Purchaser shall procure all the documents necessary for the transfer of the telephone, electric, water and sewer, and gas utilities, as may be required by the utility, for execution at closing. Seller agrees to cooperate with the Purchaser in order to accomplish said transfer.

                                  ARTICLE VIII
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

        8.1 Representations of the Parties. Seller warrants (which warranties shall not survive settlement unless designated to the contrary) that as of the date of closing hereof:

                (A) That Seller, is the owner in fee simple of the Property and has the power to convey same.

                (B) That Seller is not subject to any other agreements or arrangements, with the exception of those contained in any existing mortgage documents which would prevent Seller from selling the Property to Purchaser. This warranty shall survive for one year following closing.

                (C) All necessary action has been taken by Seller to authorize the execution of this Agreement and the performance of the obligations contemplated hereunder, which are not excluded elsewhere in existing mortgage documents. This warranty shall survive for one year following closing.

                (D) Seller has no actual knowledge and has not been advised in writing that it is in default under any lease, rental agreement service or equipment contract, or mortgage or

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other encumbrances relating to the Property. This warranty shall survive for one year the following closing.

                (E) Seller has no actual knowledge of any existing or threatened litigation which relates to or which would affect the Property. This warranty shall survive for one year following closing.

                (F) Seller has received no written notice that any part of the Property or the operation of the Property, is in violation or may violate any governmental statute, regulation, ordinance or building code or of any private restriction, that any governmental authority requires any work to be done on or affecting the Property, or that any governmental authority has expressed an intent to condemn or to make special improvements for the benefit of the Property or any part thereof. This warranty shall survive for one year following closing.

                (G) That Seller is not a "foreign person" within the meaning of the Internal Revenue Code, as amended (the "Code"), and that Seller will furnish to Purchaser prior to closing an affidavit in form satisfactory to Purchaser confirming the same.

                (H) Seller covenants and agrees that, between this date and the date of closing, Seller shall continue to maintain, operate and manage the Property in a manner consistent with its prior practices, making every reasonable effort to do nothing which might damage the reputation of the Property or the relationships with the tenants. Seller shall not permit the modification, extension or cancellation of any tenant lease (except in accordance with the terms of such lease) or any dealing with any tenant other than the ordinary course of managing the Property, without the prior written consent of Purchaser. If the leases of any tenants expire before thirty (30) days after the date of closing, Seller shall, up to the date of closing and without cost to the Purchaser, continue its normal course of operation with respect to causing tenants to be obtained for apartments which are unrented.

                (I) If, after the date of this Agreement and on or prior to closing, Seller first obtains knowledge or first receives notice of a fact, matter or circumstance, which fact, matter or circumstance is not attributable to any action or inaction of Seller or its agents or representatives, which causes any of Seller's representations or warranties made in this Section to be inaccurate, Seller shall submit written notice thereof to Purchaser (a "Disclosure Memorandum") specifying in reasonable detail the fact, matter or circumstance causing such inaccuracy. Seller agrees to disclose any such inaccuracy in good faith as soon as possible and Seller shall not knowingly fail to promptly disclose to Purchaser any such inaccuracy. In the event that Seller shall deliver to Purchaser a Disclosure Memorandum pursuant to this Section, then Purchaser shall have the option by written notice to Seller within seven
(7) days following Purchaser's receipt of such

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Disclosure Memorandum (and closing shall be deemed to be postponed to accommodate such seven (7) day period) to (i) elect to terminate this Agreement, or (ii) elect not to terminate this Agreement in which case Seller shall be relieved of any representation, warranty or indemnification obligation with respect to such fact, matter or circumstance giving rise to such inaccuracy, subject to any mutual agreement with respect to such fact, matter of circumstance. For purposes of this Section 8.1, the term "to Seller's knowledge" or like terms shall not include any knowledge imputed to Seller and shall mean only the actual knowledge of Raymond V. Jones and Michael G. Malone (collectively, "Seller's Representatives"). For purposes of this Section 8.1 any reference to Seller's receipt of notice shall not include any notice imputed to Seller and shall mean only actual written notice received by either or both of Seller's Representatives.

        8.2 Continuation of Representations, Warranties and Covenants to the Date of Closing. If each of the warranties set forth in this section does not remain true up to and including the time of closing as to any material matters, this Agreement, at Purchaser's election, shall be terminated, and Purchaser shall be entitled to the return of the Deposit, or Purchaser may elect to close the sale and waive failure of the warranties.

        8.3 Breach of Representations, Warranties and Covenants. Notwithstanding the provisions of 8.2 above, Seller shall correct, where possible, and if breach is as a result of Purchaser's action or failure to act where reasonably required, and Purchaser elects to terminate this Agreement, then in that event Seller shall indemnify Purchaser for all reasonable costs incurred (up to a maximum of $15,000) as a result of the failure of any of Seller's representations, warranties or covenants contained herein to remain true as of the date of closing.

                                   ARTICLE IX
                           CONDEMNATION; RISK OF LOSS

        9.1 Property Damage. If any time prior to closing any portion of the Property is destroyed or damaged by fire or any other casualty whatsoever, Seller shall give notice thereof to Purchaser within one (1) business day after Seller becomes aware of such casualty, but in any event prior to Closing. The rights and obligations of the parties by reason of such destruction or damage shall be as follows:

                (a) If the cost of repair and restoration of such destruction or damage shall be $200,000 or less, Seller shall repair such damage as promptly as is reasonably possible, restoring the damaged Property at least to its condition immediately prior to such damage; and in such event, Purchaser may elect to defer closing until such repair is made to Purchaser's reasonable satisfaction or accept the proceeds of Seller's insurance plus

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deductible and loss of rent reimbursement for the period after closing.

                (b) If the cost of repair and restoration of such destruction or damage, as agreed to by Purchaser and Seller, shall exceed $200,000, Purchaser may elect to terminate this Agreement; and if Purchaser does not elect to terminate this Agreement, closing shall occur as scheduled, whereupon Seller shall pay to Purchaser, at closing, all insurance proceeds payable for such damage, plus an amount equal to any deductible and reimbursement for loss of rent for the period after closing and the sale shall be closed without Seller's repairing such damage. In the event Purchaser elects to terminate this Agreement, this Agreement shall be rendered null and void, the deposit shall be returned, and the parties shall have no further obligations or liabilities hereunder, other than any indemnification obligations set forth herein.

        9.2 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, all or any part thereof, or any actual or proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after Seller learns or receives notice thereof. Upon a taking of a material part of the Property less than TWO HUNDRED THOUSAND ($200,000) DOLLARS, or any part of the building or more than 5% of the parking area or where reduction of parking shall violate the current zoning requirements, Purchaser may elect to either (a) terminate this Agreement, in which event the Deposit shall be immediately returned to Purchaser and all other rights and obligations of the parties hereunder shall terminate immediately, other than any indemnification obligations set forth herein, or (b) to waive its right to terminate this Agreement and proceed to closing, in which event all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid to the Purchaser at closing, if such payment has been received or Seller shall assign to Purchaser the rights to such payments.

        9.3 Risk of Loss. Prior to closing, all risks of loss or damage by every casualty shall be borne by the Seller.

                                   ARTICLE X
                              BROKER'S COMMISSION

        10.1 Commission. Seller agrees to pay a brokerage fee to DICKINSON, LOGAN, TODD & BARBER, INC., pursuant to a separate agreement between Seller and Brokers. Said brokerage fee shall be deemed earned if, and only if, settlement occurs hereunder, and shall not be deemed earned even if Purchaser and/or Seller wrongfully fail(s) to consummate the purchase and sale herein contemplated. Purchaser shall not be obligated for any brokerage fees to any broker, and Seller agrees to hold Purchaser harmless in connection with such fees. Seller and Purchaser

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represent and warrant to each other that no other brokerage fees are or shall be owing in connection with this transaction or in any way with the Apartments and Seller and Purchaser hereby indemnify and hold the other harmless from any and all claims of any other person so claiming.

                                   ARTICLE XI
                                    DEFAULT

        11.1 Default Defined. Default for the purpose of this Agreement shall mean any failure by Seller or Purchaser to fulfill all the terms, conditions and covenants contained herein, however, it shall not be an event of default for either party to exercise its rights to terminate this contract as contained in other provisions herein.

        11.2 Seller's Default. Upon Seller's default, the Purchaser, at it's election, may, as its sole remedy, either (1) require specific performance of Seller, (2) cancel this Agreement and obtain a prompt return of the deposit, in which case this Agreement shall be terminated and the parties released from all obligations hereunder, or (3) the Purchaser may waive such defaults and proceed to settlement. Seller shall indemnify Purchaser for any reasonable costs incurred by Purchaser if Purchaser elects to pursue its option (1) noted above, to include reasonable attorney fees.

        11.3 Purchaser's Default. Upon Purchaser's default, this Agreement shall be terminated and both parties released from all obligations hereunder, and the deposit shall be retained by the Seller as liquidated damages. Seller shall have no other remedy against Purchaser in the event of Purchaser's default.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

        12.1 Entire Agreement. This Agreement sets forth the entire understanding between the parties; it supersedes all previous agreements and representations which are deemed merged herein and may not be modified except in writing.

        12.2 Assignment. Purchaser may assign this Agreement without the consent of Seller.

        12.3 Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision, sentence, phrase, or word to persons or circumstances, other than those as to which it is held invalid, shall remain in full force and effect.

        12.4 Binding Effect. The parties to the Agreement

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mutually agree that it shall be binding upon and inure to the benefit of their respective heirs, representatives, successors in interest and assigns.

        12.5 Controlling Law. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the provisions of the laws of the State set forth in Par. 1.1.

        12.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear in each counterpart hereof, and it shall be sufficient that the signature on behalf of both parties hereto appear on one or more such counterparts. All counterparts shall collectively constitute a single contract.

        12.7 Incorporation by Reference. All of the Exhibits referred to herein and/or attached hereto shall be deemed to constitute a part of the Agreement.

        12.8 Headings. The headings of the Articles and sections hereof are inserted for convenience only and shall not be deemed to constitute a part of the Agreement.

        12.9 Construction of Contract. Each party hereto have reviewed and revised (or requested revisions of) this Agreement, and therefore the normal rule of construction that any ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Contract or any amendments or exhibits hereto.

                                  ARTICLE XIII
                                     NOTICE

        13.1 Notice. All notices required or permitted to be given under this Agreement shall be in writing and shall be sent or delivered to the address set forth below (or such other address as may be hereafter specified in writing):

        To Seller:      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                        212 S. Tryon Street - Suite 500
                        Charlotte, NC 28281
                        Attention: Michael G. Malone, Esq.
                        Fax: (704) 333-8340

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

          With a copy to
    Seller's Attorneys:     KENNEDY COVINGTON LOBDELL
                            HICKMAN, L.L.P.
                            NationsBank Corporate Center
                            Suite 4200
                            100 North Tryon Street
                            Charlotte, NC 28202-4006
                            Attention: David H. Jones, Esq.
                            Fax:  (704) 331-7598


          To Purchaser:  Mr. Gus Remppies
                         Cornerstone Realty Group, Inc.
                         306 E. Main Street
                         Richmond, VA 23219
                Fax:  (804) 782-9302

          With a copy to
  Purchaser's Attorneys:   Harry S. Taubenfeld, Esq.
                           Zuckerbrod & Taubenfeld
                           575 Chestnut St., P.O. Box 488
                           Cedarhurst, NY 11516
                           Fax: (516) 374-3490

                                     -and-

                           Ted Oliver, Esq.
                           Manning, Fulton & Skinner
                           500 UCB Plaza
                           3605 Glenwood Avenue
                           Raleigh, NC 27612
                           Fax: (919) 781-0811

        13.2 Delivery of Notice. Notices sent either by Registered or Certified Mail, Return Receipt Requested, or by overnight express mail shall be deemed given when deposited in the United States Mail, postage prepaid, or delivered to a reliable overnight courier or by fax. Notices sent in any other manner shall be deemed given only when actually delivered at the specified address.

                                  ARTICLE XIV
                               LIKE-KIND EXCHANGE

        14.1 Sction 1031 Exchange. Purchaser agrees to cooperate with Seller in effecting a Section 1031 exchange, including executing documents required by the exchange trustee or intermediary, provided, however, such cooperation shall be at no cost or liability to Purchaser.

        14.2 Hold Harmless. At closing, Seller will deliver to Purchaser an agreement to hold the Purchaser harmless as to any claims as a result of the Like-Kind Exchange set forth in Paragraph

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


14.1.

        IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed this day and date first written above.

SELLER:

SUMMIT PROPERTIES PARTNERSHIP, L.P.,
d/b/a SUMMIT PROPERTIES PARTNERSHIP, LIMITED PARTNERSHIP
By: SUMMIT PROPERTIES INC.,
    d/b/a SUMMIT PROPERTIES REAL ESTATE INC.

By:  /s/ Michael G. Malone
     ---------------------

Its:  Vice President

PURCHASER:

CORNERSTONE REALTY GROUP, INC.


By:  /s/ S. J. Olander
     -----------------

Its:  Vice President

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